Exhibit 99.1

Energy Recovery REPORTS unaudited FINANCIAL RESULTS FOR THE THIRD QUARTER of 2014

THIRD QUARTER SUMMARY:

●	Total revenue increased 10% to $5.3 million in the third quarter of 2014, from $4.9 million in the third quarter of 2013
●	Gross profit margin was 44% in the current period, compared to 60% in the third quarter of 2013, as a result of a product mix shift and lower production levels
●

Operating expenses increased $1.0 million, or 15%, from $6.8 million in the third quarter of 2013 to $7.8 million in the current period due to increased sales & marketing and research & development expenses

●

Net loss of $(5.5) million, or $(0.11) per share, in the third quarter of 2014, compared to $(3.9) million, or $(0.08) per share, in the third quarter of 2013, on decreased gross profit margin and higher operating expenses

SAN LEANDRO, Calif., November 10, 2014 -- Energy Recovery, Inc. (NASDAQ Global Select Market: ERII), a global leader in harnessing reusable energy from industrial fluid flows and pressure cycles, announced today its unaudited financial results for the third quarter ended September 30, 2014.

Tom Rooney, President and Chief Executive Officer, remarked, “We continued to invest in new growth sectors during the period, which we feel will greatly enhance Energy Recovery’s long-term prospects despite the short-term impact on our expenses. Our top line for the quarter was indicative of uncertainty throughout the global desalination market causing delays in larger project shipments expected in the second half of 2014. A number of our larger projects have been pushed into future quarters, and we expect the market to remain lumpy in the coming quarters. However, we feel the long-term fundamentals of global desalination remain strong, and we continue to retain our leading global market position. We are also continuing to develop and commercialize our oil & gas products. While the adoption rate of these products has taken longer than initially anticipated, we believe that our larger global customers are approaching a point in the cycle where the return-on-investment will justify the initial expense. Our goal in the coming months is to continue working on properly communicating the value proposition that our IsoBoost™ and IsoGen™ products provide these customers.”

Mr. Rooney continued, “We remain focused on executing our diversification strategy. Our goal is to leverage our technologies into defined industries where we can offer such strong value propositions that an inevitable trend of adoption will follow. Over the past year, we have invested in a new disruptive technology targeting a larger market segment than those in which we currently have a leading position. We will unveil this product at our investor event on December 8th in New York, and will also provide deeper insights on each of our market segments and overall strategic plan going forward. We believe that Energy Recovery has a portfolio of technology in the fluid pressure business that has numerous applications, and we are focused on executing on a defined sales strategy in the coming months.”

Financial Review

Revenues

The Company generated net revenue of $5.3 million in the third quarter of 2014, reflecting an increase of 10% when compared to the same period of the prior year. As neither the current nor prior period contained revenue associated with mega-project shipments, the increase was attributable to higher OEM sales, higher aftermarket sales, and oil & gas revenue. Notably, for the third quarter sequentially, the Company recognized oil & gas revenue from rental income. In conclusion, while mega-project sales continue to languish, net revenue improved over the prior-year quarter. In the context of historical seasonality, idiosyncratic project timing risk, and persistent levels of market uncertainty, revenue results were largely in line with management’s expectations for the quarter.

Gross Margin

A shift in product sales mix and lower levels of production were the primary drivers to a gross profit margin decrease from 60% in the prior-year quarter to 44% in the current period. Lower levels of production commensurate with decreased revenue and demand in the current period, resulted in the Company’s gross profit margin decrease in sequential terms from 48% in the second quarter of 2014 to 44% in the current period. Product mix in the third quarter of 2014 versus the prior-year quarter was as follows:

PX® devices and related products (“PX Devices”) decreased to 44% from 73%, pumps and turbochargers (“P&T Devices”) increased to 52% from 27%, and oil & gas increased to 4% from 0% for rental income tied to an operating lease of an IsoGenTM system to a customer in Saudi Arabia. This IsoGen system converts hydraulic pressure energy to electrical energy in a gas processing application. The product mix in the second quarter of 2014 was 63% of net revenue related to PX Devices, 34% for P&T Devices, and 3% for rental income tied to the aforementioned IsoGen system.

Operating Expenses

The Company incurred an increase in operating expenses of $1.0 million, or 15%, growing from $6.8 million in the third quarter of 2013 to $7.8 million in the third quarter of 2014. Continued increased investment in sales & marketing and research & development by $0.6 million and $1.1 million, respectively, to further accelerate growth in new markets such as oil & gas was slightly offset by decreased general & administrative spending of $0.5 million. Decreased general & administrative expenses in the current period primarily relate to the redeployment of personnel to oil & gas business development. Generally, operating expenses in subsequent quarters will continue to escalate as the Company further accelerates and achieves growth in new markets with the emphasis being on the direct sales effort to penetrate the oil & gas industry and research & development to commercialize products across all markets of interest.

To summarize net income performance, the Company reported a net loss of $(5.5) million, or $(0.11) per share, in the third quarter of 2014; this chiefly due to a product mix shift, lower levels of production, and continued sales & marketing and research & development investment in growth initiatives. Comparatively, the Company reported a net loss of $(3.9) million, or $(0.08) per share, in the third quarter of 2013.

Cash Flow Highlights

In the nine months ending September 30, 2014, net cash used by operating activities was $(1.6) million. Operating losses over the same period were entirely offset by the monetization of receivables; however, an increase in inventory resulting from lower shipments, anticipated shipments in the fourth quarter and a mix shift towards higher cost products tempered performance. Cash flow from operating activities was also negatively impacted by $(1.5) million pursuant to a settlement with the former shareholders of Pump Engineering, Inc. The related litigation was previously disclosed by the Company. Net cash generated by investing activities was $5.1 million reflecting monetization of marketable securities and the release of restricted cash due to the aforementioned litigation settlement offset by capital investments to advance strategic initiatives. Net cash used by financing activities was $(0.5) million which includes the repurchase of common stock totaling $(1.6) million.

Excluding current and non-current restricted cash of $5.4 million, the Company reported unrestricted cash of $17.4 million, short-term investments of $13.8 million, and long-term investments of $1.4 million, all of which represent a combined total of $32.6 million as of September 30, 2014. As of the third quarter of 2014, the net loss of $(13.8) million included $5.6 million of non-cash expenses, the largest of which were depreciation and amortization of $3.0 million and share-based compensation of $1.6 million. While the Company increased net cash by $1.6 million over the prior-year nine-month period by producing $3.1 million in net cash flow, the continued focus on accelerating the penetration of growth into new markets will result in increasing levels of spending and cash consumption.

Joel Gay, Chief Financial Officer, remarked, “As evidenced this quarter, we will continue to use the strength of our balance sheet not only to execute against our strategy despite an uncertain global desalination market, but also to address the asymmetric information leading to an undervalued share price.”

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “believe,” “continue,” “excited,” “expect,” “remain,” “will,” “probable” and similar expressions are intended to identify forward-looking statements, but are not exclusive means of identifying such statements. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. In addition to any other factors that may have been discussed herein regarding the risks and uncertainties of our business, please see “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 11, 2014 as well as other reports filed by the Company with the SEC from time to time.

Conference Call to Discuss First Quarter Results for 2014

The conference call scheduled for tomorrow at 7:30 a.m. PST will be in a “listen-only” mode for all participants other than the sell-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 888-452-4023 or local 719-325-2458, and the access code is 8975981. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 888-203-1112 or 719-457-0820 (access code: 8975981) until November 25, 2014. Investors may also access the live call or the replay over the internet at www.streetevents.com or www.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

About Energy Recovery, Inc.

Energy Recovery, Inc. (NASDAQ: ERII) technology harvests the power of pressure from high-pressure fluid flows and pressure cycles. Through collaboration with industry, Energy Recovery helps make industrial processes within water, oil & gas, and chemical industries more profitable and environmentally sustainable. With over 15,000 energy recovery devices installed worldwide, Energy Recovery sets the standard for engineering excellence, cost savings, and technical services to clients across the globe. Year after year, the company’s clean technologies save clients over $1.4 Billion in energy costs. Headquartered in the San Francisco Bay Area, Energy Recovery has offices in Madrid, Shanghai, and Dubai. For more information about the Company, please visit our website at energyrecovery.com.

Contact:
Joel Gay
Chief Financial Officer
(510) 746-5034

Unaudited Consolidated Financial Results

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net revenue	$5,342	$4,868	$15,646	$19,810
Cost of revenue	3,007	1,966	7,991	8,615
Gross profit	2,335	2,902	7,655	11,195
Operating expenses:
General and administrative	3,078	3,625	8,112	11,121
Sales and marketing	2,351	1,737	7,548	5,607
Research and development	2,131	1,027	5,089	3,246
Amortization of intangibles assets	216	230	646	691
Restructuring charges	—	140	—	184
Total operating expenses	7,776	6,759	21,395	20,849
Loss from operations	(5,441)	(3,857)	(13,740)	(9,654)
Other non-operating income, net of expenses	(2)	27	127	79
Loss before income taxes	(5,443)	(3,830)	(13,613)	(9,575)
Provision for income taxes	63	36	187	258
Net loss	$(5,506)	$(3,866)	$(13,800)	$(9,833)

Basic and diluted net loss per share	$(0.11)	$(0.08)	$(0.27)	$(0.19)

Shares used in basic and diluted per share calculation	51,861	51,052	51,626	51,020

ENERGY RECOVERY, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$17,423	$14,371
Restricted cash	3,357	4,311
Short-term investments	13,751	5,856
Accounts receivable, net of allowance for doubtful accounts of $259 and $241 at September 30, 2014 and December 31, 2013, respectively	3,997	15,222
Unbilled receivables	941	5,442
Inventories	10,227	4,955
Deferred tax assets, net	698	698
Prepaid expenses and other current assets	2,107	1,018
Total current assets	52,501	51,873
Restricted cash, non-current	2,084	4,468
Unbilled receivables, non-current	—	1,197
Long-term investments	1,381	13,694
Property and equipment, net of accumulated depreciation of $14,457 and $12,082 at September 30, 2014 and December 31, 2013, respectively	13,873	13,903
Goodwill	12,790	12,790
Other intangible assets, net	3,362	4,008
Other assets, non-current	2	2
Total assets	$85,993	$101,935
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,253	$1,209
Accrued expenses and other current liabilities	5,357	7,963
Income taxes payable	15	22
Accrued warranty reserve	689	709
Deferred revenue	1,099	779
Total current liabilities	8,413	10,682
Deferred tax liabilities, non-current, net	2,300	2,131
Deferred revenue, non-current	13	130
Other non-current liabilities	898	2,077
Total liabilities	11,624	15,020
Commitments and Contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 53,916,801 and 51,766,598 shares issued and outstanding at September 30, 2014, respectively; and 53,136,704 and 51,354,101 shares issued and outstanding at December 31, 2013, respectively	54	53
Additional paid-in capital	122,738	119,932
Accumulated other comprehensive loss	(27)	(107)
Treasury stock, at cost, 2,150,203 and 1,782,603 shares repurchased at September 30, 2014 and December 31, 2013, respectively	(5,633)	(4,000)
Accumulated deficit	(42,763)	(28,963)
Total stockholders’ equity	74,369	86,915
Total liabilities and stockholders’ equity	$85,993	$101,935

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash Flows From Operating Activities
Net loss	$(13,800)	$(9,833)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,025	2,801
Loss on disposal of fixed assets	—	19
Non-cash restructuring charges	—	184
Amortization of premiums/discounts on investments	348	279
Share-based compensation	1,628	1,717
(Gain) loss on foreign currency transactions	(10)	(5)
Deferred income taxes	169	167
Provision for doubtful accounts	293	248
Provision for warranty claims	87	177
Valuation adjustments for excess or obsolete inventory	212	81
Other non-cash adjustments	(179)	(88)
Changes in operating assets and liabilities:
Accounts receivable	10,935	6,869
Unbilled receivables	5,698	4,848
Inventories	(5,484)	(3,906)
Prepaid and other assets	(1,045)	2,933
Accounts payable	64	(718)
Accrued expenses and other liabilities	(2,256)	(2,635)
Change in fair value of contingent consideration	(1,524)	—
Income taxes payable	(7)	(17)
Deferred revenue	203	(387)
Net cash (used in) provided by operating activities	(1,643)	2,734
Cash Flows From Investing Activities
Capital expenditures	(2,301)	(1,077)
Proceeds from sale of assets held for sale	—	1,161
Purchase of marketable securities	(273)	(13,104)
Maturities of marketable securities	4,355	8,000
Release of restricted cash	3,338	1,068
Net cash provided by (used in) investing activities	5,119	(3,952)
Cash Flows From Financing Activities
Repayment of capital lease obligation	—	(18)
Net proceeds from issuance of common stock	1,165	425
Repurchase of common stock for treasury	(1,633)	—
Net cash (used in) provided by financing activities	(468)	407
Effect of exchange rate differences on cash and cash equivalents	44	(16)
Net change in cash and cash equivalents	3,052	(827)
Cash and cash equivalents, beginning of period	14,371	16,642
Cash and cash equivalents, end of period	$17,423	$15,815